EXHIBIT 99

BlackStar will Receive a Patent on the Digital Funding of Securities on a Centralized Blockchain.

BOULDER, CO / May 20, 2024 / BlackStar Enterprise Group, Inc. (“BlackStar”) (OTC Pink: BEGI) BlackStar on 05/15/2024 received a ‘Notice of Allowance’ from the United States Patent and Trademark Office (USPTO), U.S. Patent Application No. 17/457,153

Filing Date:  December 1, 2021, Title:  System and Method For Facilitating A Public Offering On An Immutable Blockchain Provided To Eligible Qualified Investors Based Upon Priority Of Interest

The technology claimed in the patent application covers facilitating a public offering of shares of public or private companies, of both registered and unregistered securities on a blockchain, based on priority of interest. BlackStar’s revolutionary software is called the BlackStar Digital Trading PlatformTM (“BDTPTM”), a trading platform for electronic fungible shares in book-entry, and compliant at any U.S. Brokerage Firm.

When asked for comment, BlackStar’s CEO, Joseph E Kurczodyna stated that “this patent completes BlackStars three main platforms, Trading, Funding and Corporate Governance. The Patent covers funding of securities of any kind on a blockchain.” When this patent issues in due course through the USPTO, anticipated in June 2024, BlackStar will have FOUR patents issued that cover blockchain technology as applied to the traditional Broker Dealer Eco System.

Other Info: BlackStar Enterprise Group, Inc. (OTC: BEGI)

WEBSITE: blackstareg.com

EMAIL: info@blackstareg.com

CONTACT

Bryan P Hemphill….559-359-1480

http://www.blackstareg.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site:  https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany.

SEC Disclaimer

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere. This press release may contain forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in BlackStar’s (“the Company’s”) business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.